Exhibit 99.2

Samsonite Announces Expiration of Consent Date and Execution of Supplemental Indenture

                DENVER, Colorado, June 9, 2004   —   SAMSONITE CORPORATION (OTC Bulletin Board:  SAMC.OB) announced today that pursuant to the terms of its previously announced offer to purchase and consent solicitation for any and all of the $308,261,000 outstanding principal amount of its 10 3/4% senior subordinated notes due 2008 (the “Notes”), it has received valid tenders and consents representing a majority in principal amount of the Notes outstanding as of the expiration of the consent deadline at 12:00 midnight, New York City time, on June 8, 2004 (the “Consent Date”).  The Company also announced today that the supplemental indenture relating to the Notes has been executed by the Company and the trustee under the indenture.

As of the Consent Date, $240,390,000 in aggregate principal amount, or approximately 78% of the outstanding Notes, have been validly tendered.  The net proceeds from the Company’s previously announced offering of €100 million in aggregate principal amount of its floating rate senior notes due 2010 and $205 million in aggregate principal amount of its 8 7/8% senior subordinated notes due 2011 together with cash on hand and borrowings under its credit facility, will be used to fund the consideration in respect of the tendered Notes and to retire any Notes which remain outstanding following the expiration of the offer to purchase and to pay related fees and expenses.

The offer to purchase is currently scheduled to expire at 12:00 midnight, New York City time, on June 22, 2004, although the related consent solicitation expired on the Consent Date.  The terms of the offer to purchase, including the conditions to the Company’s obligations to accept the Notes tendered and pay the purchase price, are set forth in the Company’s offer to purchase and consent solicitation statement, dated May 25, 2004.

Deutsche Bank Securities Inc. and Merrill Lynch & Co. are the dealer managers for the offer to purchase and the solicitation agents for the consent solicitation. Questions or requests for assistance may be directed to Deutsche Bank Securities Inc. (telephone: (212) 250-4270 (collect)) or Merrill Lynch & Co. (telephone: (212) 449-4914 or toll-free at (888) 385-2663). Requests for documentation may be directed to D.F. King & Co., Inc., the information agent (telephone: (800) 628-8532).

This press release does not constitute an offer or solicitation to purchase or a solicitation of consents with respect to the Notes. That offer or solicitation is being made only by means of the offer to purchase and consent solicitation statement.  This press release does not constitute an offer to sell or the solicitation of an offer to buy any security.

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The Company is one of the world’s largest manufacturers and distributors of luggage and markets luggage, casual bags, backpacks, business cases and travel-related products under brands such as SAMSONITE®, AMERICAN TOURISTER®, LARK®, HEDGREN® and SAMSONITE® black label.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to the Company’s plans to consummate an offer to purchase and consent solicitation with respect to the Notes.  These statements are based upon the current expectations and beliefs of the Company’s management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-look statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements discussed in the Company’s filings with the Securities and Exchange Commission.